                                          Filed pursuant to Rule 424(b)(3)

                                                        File No. 333-53925

SUPPLEMENT TO PROSPECTUS DATED JULY 30, 1998

                        PEAK INTERNATIONAL LIMITED

                             1,793,038 SHARES

  This Supplement amends and supplements certain information contained in the Prospectus dated July 30, 1998 (the "Prospectus") relating to up to 1,793,038 shares of common stock, par value $0.01 per share, of Peak International Limited. The Prospectus is hereby amended by the terms set fourth below and the matters addressed herein supercede any contrary statements contained in the Prospectus.

  This Supplement amends the section entitled "Principal Shareholders and Selling Shareholder" on page 38 of the Prospectus by replacing the contents of such section in its entirety with the following:

PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the ownership of Shares as of August 5, 1998 by (i) each person who is known by the Company to own more than 10.0% of its Shares and (ii) all directors and executive officers of the Company as a group.

                                                              SHARES OWNED AS
                                                             OF AUGUST 5, 1998
                                                             -----------------
IDENTITY OF PERSON OR GROUP                                   NUMBER   PERCENT
Luckygold(1)................................................ 7,888,038  58.4%
All directors and executive officers as a group (9 per-
 sons)(2)................................................... 7,890,538  58.4%

---------------------

(1) Mr. T.L. Li is the sole shareholder of Luckygold.

(2) Includes 7,888,038 shares held by Mr. T.L. Li through Luckygold and 2,500 shares held by Mr. Richard Brook. Mr. Brook is also the holder of 2,500 TrENDS. Mr. Brook has informed the Company of his current intention to acquire additional Shares or TrENDS.

SELLING SHAREHOLDER

  Pursuant to the Contract, a specified number of Shares will be required to be delivered to the Trust by Luckygold upon exchange of the TrENDS, subject to the exercise of a cash settlement alternative and certain other events more fully described in the Trust Prospectus. The following table sets forth certain information for Luckygold with respect to (i) its ownership of the Shares as of August 5, 1998 and (ii) the maximum number of Shares that may be delivered to the Trust by Luckygold pursuant to the Contract. Luckygold's beneficial ownership of the Shares will not change as a result of the Offering until and to the extent Luckygold delivers Shares to the Trust pursuant to the Contract.

                                                        MAXIMUM NUMBER OF
                                                      SHARES DELIVERABLE TO
                                                               THE
                                  SHARE OWNED AS OF   TRUST PURSUANT TO THE
                                    AUGUST 5, 1998           CONTRACT
                                 -------------------- --------------------------
NAME OF SELLING SHAREHOLDER       NUMBER   PERCENTAGE   NUMBER      PERCENTAGE
Luckygold(1).................... 7,888,038    58.4%       5,300,000        39.2%

---------------------

(1) Mr. T.L. Li is the sole shareholder Luckygold.

  As of the date of this Prospectus, 58.4% of the Shares are owned beneficially by Mr. T.L. Li through his ownership of all of the outstanding shares of Luckygold. Mr. T.L. Li is the Chairman and Chief Executive Officer of the Company. Mr. T.L. Li is also the controlling shareholder of, and since 1981 has served as the Chairman of the Board of Directors of, QPL Holdings. A significant portion of the Company's product sales has historically been and is expected to continue to be derived from transactions with companies in the QPL Holding Group. See "Management--Directors and Executive Officers" and "Certain Transactions."

  This Prospectus cover 1,793,038 Shares owned by Luckygold that may be borrowed from time to time pursuant to the Securities Loan Agreement. Since Luckygold is only lending such Shares to Donaldson, Lufkin & Jenrette Securities Corporation, Donaldson, Lufkin & Jenrette Securities Corporation is obligated to return such borrowed Shares to Luckygold. See "Plan of Distribution."

  This Supplement also amends the references to "58.6%" in (1) the first sentence of the first paragraph under the subheading "Relationship with Principal Shareholder and Potential Conflicts of Interests" on page 10 of the Prospectus, (2) the first sentence of second paragraph under the subheading "Shares Eligible for Future Sale" on page 11 of the Prospectus, and (3) the first sentence of the second paragraph under the subheading "Foreign Personal Holding Company Rules" on page 44 of the Prospectus, in each case by replacing it with "58.4%".

                       ---------------------------------

              The date of this Supplement is August 7, 1998.

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